Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 1, 2008 (including amendments thereto) with respect to the Common Stock of Pharmacyclics, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 8, 2008	RWD Acquisition I LLC

	By:	/s/ Robert W. Duggan
Robert W. Duggan Sole Member

/s/ Robert W. Duggan
ROBERT W. DUGGAN